Prospectus Supplement (to Prospectus dated May 7, 2014)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-183153

Avanir Pharmaceuticals, Inc.

$50,000,000

Common Stock

May 9, 2014

This prospectus supplement, dated May 9, 2014, supplements the prospectus of Avanir Pharmaceuticals, Inc. (the “Company”), dated May 7, 2014 (File No. 333-183153), relating to the sale of up to $50,000,000 of shares of Company common stock (“Common Stock”) from time to time through Cowen and Company, LLC, acting as sales agent (the “Offering”). As of the date of this prospectus supplement, the Company has concluded the Offering and, accordingly, no further sales of Common Stock will be made pursuant to the Company’s prospectus dated May 7, 2014.

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